UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                               September 28, 2004
                Date of Report (Date of earliest event reported)

                              Millennium Cell Inc.
             (Exact name of Registrant as specified in its charter)

          Delaware                    000-31083                22-3726792
(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                  Identification Number)

                              1 Industrial Way West
                           Eatontown, New Jersey 07724
                    (Address of principal executive offices)

                                 (732) 542-4000
              (Registrant's telephone number, including area code)



          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c))
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Item 3.02.        Unregistered Sales of Equity Securities

         On September 28, 2004, Millennium Cell Inc. (the "Company") exercised its option under the terms of that certain Securities Purchase Agreement entered into between the Company and an accredited investor (the "Purchaser") on January 16, 2004, which requires that the Purchaser purchase $4 million aggregate principal amount of unsecured convertible debentures with an annual interest rate equal to 6% (the "Additional Debentures"). The terms of the Securities Purchase Agreement were disclosed in the Company's Form 8-K filed with the Securities and Exchange Commission ("SEC") on January 21, 2004. In addition to the sale of the Additional Debentures, the Company issued 60,069 shares of common stock of the Company, par value $.001 per share (the "Common Stock"), to the Purchaser for no additional consideration.

         The Additional Debentures will be due 18 months from the date of issuance, subject to six 30 day extensions. The Company is required to pay interest on the Additional Debentures on a quarterly basis. The Company is permitted to issue shares of Common Stock to satisfy the interest obligation, if certain conditions to such issuance are satisfied. Any such shares issued would be at a discount to the then current market price. The Additional Debentures provide that the Purchaser will have the option to require prepayment upon the occurrence of certain standard events of default, including, without limitation, payment default, bankruptcy, delisting, or the occurrence of a change of control of the Company.

         As a result of the sale of the Additional Debentures, the Company received net proceeds of $3,828,806 in cash. The remaining balance was paid as a commitment fee.

         The private placement of the Additional Debentures was made in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Purchaser is an accredited investor as defined in Rule 501 of Regulation D.

         The initial conversion price of the Additional Debentures is equal to $1.55 (the "Initial Conversion Price"), subject to adjustment for stock splits, recombinations, certain transactions and similar events. The shares of Common Stock underlying the Additional Debentures are issuable upon conversion under three different scenarios: (1) at the option of the holder of the Additional Debentures at any time, and from time to time, at the Initial Conversion Price;
(2) at the option of the Company any time after the first anniversary of the original issue date, if the closing price of the Company's common stock during each of 20 consecutive trading days is equal to or greater than 135% of the Initial Conversion Price; or (3) at the option of the Company at any time at an adjusted conversion price equal to the lesser of (i) the Initial Conversion Price and (ii) the average of the volume weighted average trading price per share of Common Stock of closing prices for the five prior consecutive trading days discounted at 7%. The Additional Debentures may not be converted to Common Stock to the extent that the Purchaser would then beneficially own, together with its affiliates, more than 9.999% of our Common Stock then outstanding subsequent to the applicable conversion.

         The Company is obligated to register the resale of the Common Stock issued in the transaction and the Common Stock issuable upon the conversion of the Additional Debentures on a registration statement on Form S-3 to be filed with the SEC within 30 days after the closing date of the Additional Debentures.


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Item 9.01.        Financial Statements and Exhibits

         (c) The following exhibits are filed herewith:

             4.1 Unsecured Convertible Debenture No. 2 in aggregate principal amount of $4 million dated September 28, 2004



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                   Millennium Cell Inc.


                   By:  /s/ John D. Giolli
                       ---------------------------------------------
                   Name:  John D. Giolli, CPA
                   Title: Vice President, Finance and
                          Acting Chief Financial Officer


Date: September 30, 2004



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